Exhibit 21

Direct or indirect subsidiaries of COMSovereign Holding Corp. a Nevada corporation, as of June 30, 2022, with jurisdiction of incorporation or formation:

●	AZCOMS, LLC, an Arizona limited liability company.
●	COMS Global Telecommunications, LLC, a Texas limited liability company.
●	COMS Government Systems, LLC, a Texas limited liability company.
●	COMS Science and Technology, LLC, a Texas limited liability company.
●	COMS Site Solutions, LLC, a Texas limited liability company.
●	Dragonwave Corp., a Delaware corporation.
●	Dragonwave-X, LLC, an Arizona limited liability company.
●	Drone AFS Corp., a Nevada corporation.
●	Elitise LLC, an Arizona limited liability company.
●	InduraPower, Inc., a Delaware corporation.
●	Innovation Digital, LLC, a California limited liability company.
●	Lextrum, Inc., a California corporation.
●	Lighter Than Air Systems Corp., (d/b/a Drone Aviation Corp) a Florida corporation.
●	RF Engineering & Energy Resource, LLC, a Michigan limited liability company.
●	RVision, Inc., a Nevada corporation.
●	SAGUNA Networks Ltd., an Israeli company.
●	Saguna Networks Inc., a Delaware corporation.
●	Silver Bullet Technology, Inc., a Delaware corporation.
●	Silver Bullet Technology, LLC, a Delaware limited liability company.
●	Sky Sapience Ltd., an Israeli company.
●	Sky Sovereign, Inc., a Nevada.
●	Skyline Partners Technology, LLC, (d/b/a Fastback) a Colorado limited liability company.
●	Sovereign Engineering LLC, an Arizona limited liability company.
●	VEO Photonics, Inc., a California corporation.
●	Virtual NetCom, LLC, a Virginia limited liability company.